Exhibit 10.6

Sublease

By and Between

FibroGen Inc.

And

Solazyme, Inc.

Table of Contents

1.	BACKGROUND	1

2.	SUBLEASE	2

3.	TERM AND TERMINATION	3

4.	EARLY ACCESS TO SUBLEASED PREMISES	3

5.	OCCUPANCY OF THE SUBLEASED PREMISES	4

6.	EXPANSION RIGHTS	4

7.	RENT AND OTHER AMOUNTS	5

8.	OPERATING EXPENSES	5

9.	SECURITY DEPOSIT AND THIRD MONTH’S RENT	6

10.	WARRANTIES AND COVENANTS	7

11.	USE	8

12.	SERVICES	8

13.	CONDITION OF SUBLEASED PREMISES; SURRENDER	9

14.	SUBORDINATION	10

15.	INDEMNIFICATION	10

16.	INSURANCE	11

17.	MASTER LEASES	12

18.	ALTERATIONS AND REPAIRS	15

19.	ASSIGNMENT AND FURTHER SUBLETTING	15

20.	BROKERS	15

21.	SIGNS	15

22.	NOTICE	16

23.	ENTIRE AGREEMENT	16

24.	MASTER LESSOR CONSENT	17

25.	APPROVALS	17

26.	AUTHORITY	17

ATTACHMENT A1 (201 MASTER LEASE)		19

ATTACHMENT A2 (225 MASTER LEASE)		20

ATTACHMENT B (FLOOR PLAN)		21

ATTACHMENT C - MODIFICATION POLICY		22

ATTACHMENT D – EQUIPMENT INVENTORY		24

ATTACHMENT E – APPROVED HAZARDOUS SUBSTANCES		26

ATTACHMENT F – FORM OF PROMISSORY NOTE AND BILL OF SALE		27

SUBLEASE

This SUBLEASE (“Sublease”) is effective as of December 31, 2009 (“Effective Date”), by and between FibroGen, Inc., a Delaware Corporation (“FibroGen”), and Solazyme, Inc., a Delaware corporation (“Solazyme”).

1.        BACKGROUND

1.1        Under a lease dated February 8, 2000 (“201 Master Lease”) by and between Healthcare Properties Biotech Gateway Inc., on behalf of Healthcare Life Sciences REIT Inc (originally the Britannia Gateway II, Limited Partnership) (“Master Lessor”) and FibroGen, a redacted copy of which is attached hereto and incorporated herein as Attachment A1, Master Lessor has leased to FibroGen a building located at 201 Gateway Blvd, South San Francisco consisting of approximately forty one thousand, eight hundred and thirty four (41,834) square feet (“201 Building”) for a period commencing upon the completion of the Building, as defined in the Master Lease, and terminating on February 4, 2015.

1.2        Under a lease dated December 20, 1996 (“225 Master Lease”) by and between Healthcare Properties Biotech Gateway Inc., on behalf of Healthcare Life Sciences REIT Inc (originally the Britannia Gateway II, Limited Partnership) (“Master Lessor”) and FibroGen, a redacted copy of which is attached hereto and incorporated herein as Attachment A2, Master Lessor has leased to FibroGen a building located at 225 Gateway Blvd, South San Francisco consisting of approximately sixty four thousand two hundred and forty two (64,242) square feet (“225 Building”) for a period commencing upon the completion of the Building, as defined in the Master Lease, and terminating on February 4, 2015.

1.3        The 201 Master Lease and 225 Master Lease shall be collectively referred to as the “Master Leases”.

1.4        Solazyme wishes to sublease from FibroGen and FibroGen wishes to sublet to Solazyme certain office and laboratory space located in the 201 and 225 Buildings (the Subleased Premises as defined in Paragraph 2.1a).

1.5        If Solazyme wishes to acquire additional services associated with the use of the Subleased Premises beyond those already provided under the terms of this Sublease, or the Master Leases, and FibroGen is willing to provide such services, those services shall be provided pursuant to the terms of a separate agreement to be mutually negotiated.

THE PARTIES AGREE AS FOLLOWS:

2.        SUBLEASE

2.1    Conditioned upon receipt of Master Lessor’s written consent as described in Paragraph 24 below, FibroGen hereby subleases to Solazyme and Solazyme hereby takes from FibroGen the Subleased Premises subject to the provisions set forth below:

a)    The area sublet by Solazyme subject to this Sublease is the approximately 45,968 square feet of space (“Subleased Premises”) in the buildings located at 225 and 201 Gateway Blvd. as indicated in Attachment B hereto.

i)	The Subleased Premises shall be comprised of 36,000 rentable square feet located at 225 Gateway Boulevard as specified in Attachment B.

ii)	The remainder of the Sublease Premises shall be comprised of 9,968 rentable square feet located on the first floor of 201 Gateway Boulevard and shall include the Pilot Plant Facility as specified in Attachment B.

The area comprising the Subleased Premises is calculated by adding the space exclusively occupied by Solazyme to the pro rata allocation (based upon a ratio of Solazyme’s square footage in the 201 and 225 Buildings relative to the balance of the building) of the common space in the 201 and 225 Buildings (including, but not limited to, common entrance and reception areas, common bathrooms, common hallways and common utilities), and the exterior walls and area under the drip line of the 201 and 225 Buildings.

b)    FibroGen hereby grants Solazyme a non-exclusive right of access and egress to the Subleased Premises

c)    FibroGen will allow use of certain equipment currently located in the Pilot Plant as described in Attachment D. Title to certain Pilot Plant equipment shall be transferred to Solazyme pursuant to a separate Bill of Sale (the “Bill of Sale”) and Promissory Note (the “Promissory Note”), each dated the date of the 201 Building Occupancy Date (as defined in Paragraph 5.2 below), and in the form attached hereto in Attachment F. Payment of the Base Rent under this Sublease for the fifty seven (57) month period commencing in Month 5 of this Sublease shall satisfy in full all payment obligations under the Promissory Note without any principal and interest payments thereunder. The parties agree that a portion of each monthly rental payment under this Sublease shall be credited against and reduce the balance of principal and interest due thereunder by 1/57th commencing in Month 5, so that all of the principal and interest under the Promissory Note shall be fully satisfied after Base Rent has been paid under this Sublease for fifty seven (57) months. Any default by Solazyme hereunder beyond applicable notice and cure periods of this Sublease shall be deemed a breach of the Promissory Note. In the event of early termination of this Sublease by Solazyme pursuant to the provisions of this Sublease, or termination of the Master Lease by the Master Landlord, Solazyme’s obligation under the Promissory Note shall be limited to the principal and accrued but unpaid interest thereunder that is outstanding as of the date of termination.

d)    FibroGen will allow use of cubicles and furniture currently located in the Subleased Premises as they are currently configured in the Subleased Premises at no additional cost to Solazyme. Solazyme shall use all cubicles, furniture, equipment, and fixtures supplied by FibroGen at its own risk.

e)    Solazyme shall be allowed to remove unneeded furniture and cubicles from the Subleased Premises by identifying such items to FibroGen within fifteen (15) days of the Commencement Date, and Solazyme will not be required to replace such unneeded furniture at Sublease termination.

f)    Solazyme, at its own cost, shall have the right to place a telephone on the reception desk in the 225 Lobby and staff it with a receptionist dedicated to Solazyme; provided that Solazyme recognizes the Lobby is a shared common area, the interior doors must remain locked at all times, and visitors must be escorted to the Subleased Premises.

3.        TERM AND TERMINATION

3.1        The term (“Term”) of this Sublease will commence on the latter to occur of the following: (a) February 1, 2010 or (b) the date Master Lessor’s consent is received pursuant to Paragraph 24 below (“Commencement Date”).

3.2        This Sublease will expire on February 4, 2015.

3.3        It is expressly understood, notwithstanding the terms stated above, that Solazyme may terminate this Sublease upon written notice to FibroGen on or before February 15, 2010 or such later date as the parties mutually agree to in writing in the event the parties have not executed a new sublease or amended this Sublease to cover Solazyme’s sublease of the Expanded Premises (defined in Paragraph 6.2) by such date in accordance with Paragraph 6.2 and that either party may terminate this Sublease for cause pursuant to Paragraph 17.2 of this Sublease or any provision of the Master Lease incorporated into this Sublease.

4.        EARLY ACCESS TO SUBLEASED PREMISES

4.1        Beginning on the Effective Date, FibroGen shall make available to Solazyme the Subleased Premises located in the 225 Building in order to initiate improvements and the permitting process. While on the Subleased Premises, Solazyme shall assume all liability for any acts or omissions by itself, its agents, invitees, and contractors.

4.2        FibroGen shall use its best efforts to make available to Solazyme the Subleased Premises located in the 201 Building on or after May 1, 2010 but in no event later than June 1, 2010 in order to initiate improvements and the permitting process. While on the Subleased Premises, Solazyme shall assume all liability for any acts or omissions by itself, its agents, invitees, and contractors.

5.        OCCUPANCY OF THE SUBLEASED PREMISES

5.1        FibroGen will make the Subleased Premises located in the 225 Building available for Solazyme to occupy on February 1, 2010 (the “225 Building Occupancy Date”).

5.2        FibroGen will make the Subleased Premises located in the 201 Building available for Solazyme to occupy on or after May 1, 2010 but in no event later than June 1, 2010. The actual date of occupancy shall be deemed the occupancy date (the “201 Building Occupancy Date”).

6.        EXPANSION RIGHTS

6.1        Subject and subordinate to previous rights granted to its other tenant Nodality, Inc. prior to the Effective Date, FibroGen shall provide Solazyme the first right to negotiate a sublease for any additional space that FibroGen intends to sublease outside of the Subleased Premises within the 201 or 225 Buildings. Subject to the expiration of any obligations owed to Nodality, Inc., FibroGen shall provide Solazyme with prompt written notice of any space in the 201 or 225 Building it intends to sublease or otherwise allow a third party to use. Solazyme will have twenty (20) days from the date of FibroGen’s first notice of availability of such space in which to enter into a binding term sheet with FibroGen. During such period, if Solazyme indicates it is interested in subleasing such space, each party shall negotiate in good faith to reach agreement on the terms of a sublease. If the parties fail to reach agreement on the terms of a sublease, FibroGen may not sublease such space to any third party on terms more favorable than those offered to Solazyme within ninety (90) days after the date that FibroGen furnished notice to Solazyme that the parties have failed to reach agreement on the sublease terms. Such option, however, shall not be made available to Solazyme for any space that FibroGen intends to make available for use by itself; an affiliate, collaborator, partner, or subsidiary of FibroGen or or Nodality, Inc. pursuant to its written agreement with Nodality, Inc. This right to negotiate shall be continuous throughout the Term.

6.2        Notwithstanding anything to the contrary in this Sublease including Paragraph 6.1, FibroGen hereby grants to Solazyme a right of preferred negotiation from the Effective Date through February 15, 2010 to enter into a sublease, or to amend this Sublease, for the entire ground floor of 225 Gateway (the “Expanded Premises”). FibroGen covenants not to negotiate or enter into any sublease for the Expanded Premises with a third party before February 15, 2010 or such later date on which the parties may agree in writing. Solazyme covenants not to negotiate or enter into any lease or sublease with any third party for principal office or laboratory space before February 15, 2010 or such later date on which the parties may agree in writing without prior written notice to FibroGen. In the event that Solazyme furnishes such written notice to FibroGen, FibroGen shall be free to enter into negotiations with third parties for the Premises and Expanded Premises.

7.        RENT AND OTHER AMOUNTS.

7.1        Solazyme shall pay a monthly rent (“Base Rent”) to FibroGen for the Subleased Premises according to the following schedule:

Month	Rate/Sq. Ft./Mo.	Monthly Rent
Mos. 1-2	$0.000	$0.00
Mos. 3-4	$2.175	$78,300.00
Mos. 5-12	$2.175	$99,980.40
Mos. 13-24	$2.240	$102,968.32
Mos. 25-36	$2.307	$106,048.18
Mos. 37-48	$2.377	$109,265.94
Mos. 49-end of Term	$2.448	$112,529.66

The Base Rent amounts set forth in this Paragraph 7.1 shall be subject to equitable pro rata adjustment in the event occupancy of the Subleased Premises is not delivered to Subtenant on or before the dates set forth in Section 5 of this Sublease. For the avoidance of doubt, Subtenant shall not incur or be obligated to pay monthly Base Rent for Building 201 prior to the 201 Building Occupancy Date.

7.2        Base Rent shall also include provision of a minimum of 3 parking spaces per 1,000 square feet of the Subleased Premises located in parking lot adjacent to the 201 and 225 Buildings. It is expressly understood, however, that Solazyme shall be responsible for any taxes and fees assessed on parking for the Subleased Premises beyond those taxes and fees assessed on parking for the Subleased Premises as of the Effective Date.

7.3        All Base Rent shall be payable without deduction or offset in advance on the first day of each month during the Term.

8.        OPERATING EXPENSES

8.1        Beginning on the Effective Date until the 225 Building Occupancy Date, Solazyme shall pay to FibroGen on the first day of each month, as additional rent, an amount equal to Solazyme’s Share of the Operating Expense (as defined in Paragraph 8.4), less any charges as defined in Subparagraph 8.4d) (taxes, etc) as reasonably determined and invoiced by FibroGen.

8.2        Beginning on the 225 Building Occupancy Date, Solazyme shall pay to FibroGen on the first day of each month, as additional rent, an amount equal to Solazyme’s Share of the Operating Expense (as defined in Paragraph 8.4), as reasonably determined and invoiced by FibroGen. Beginning on the 201 Building Occupancy Date, Solazyme shall pay to FibroGen on the first day of each month, as additional rent, an amount equal to Solazyme’s Share of the Operating Expense (as defined in Paragraph 8.4), as reasonably determined and invoiced by FibroGen.

8.3        With respect to each building, Solazyme’s share of the Operating Expenses shall be determined as follows: (a) the pro rata share (based on the percentage of the area of the entire building actually subleased by Solazyme at the time of the charge divided by the entire area of the building) of the Operating Expense independent of occupancy but necessary to maintain an unoccupied building (“Base”) and; (b) pro rata share (based on the area actually subleased by Solazyme at the time of the charge divided by the entire area of the building subleased to all tenants in the building [including the area subleased by Solazyme and all other tenants in the building, but not including the unsubleased area]) of the Operating Expense less the Base.

8.4        Operating Expenses shall include, but be limited to, the cost of the following charges incurred by or payable to FibroGen for the management, operation, and maintenance of the 201 and 225 Buildings and their common and surrounding areas (“Property”):

    a)    Insurance;

    b)    Property management, landscaping, and the operation, repair and maintenance of buildings (internal and external) and common areas; maintenance of mechanical systems that are currently in place, general janitorial service;

    c)    All utilities and services;

    d)    Real and personal property taxes and assessments or substitutes therefore levied or assessed against the Property or any part thereof;

    e)    Supplies, equipment, utilities and tools used in management, operation and maintenance of the Property;

    f)    Capital improvement to the Property (if any), amortized over a commercially reasonable period of time;

    g)    Any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by FibroGen;

    h)    The emergency electrical backup generation services available to the 201 and 225 Buildings, and cost of security systems (if any).

8.5        The cost of janitorial services for the Pilot Plant and its associated laboratories shall be borne exclusively by Solazyme and such costs shall not be considered Operating Expenses.

8.6        Solazyme shall have the right to conduct an annual review and audit of FibroGen’s Operating Expenses in a manner consistent with the right of FibroGen to do the same with Master Landlord pursuant to Section 9.4(b) of the Master Leases. Further, in the even an adjustment to the Operating Expenses is made by the Master Landlord under Section 9.4 (a) or (b) of the Master Leases, that adjustment (whether positive or negative) shall be passed through to Solazyme as an adjustment to the Operating Expenses due FibroGen under this Sublease.

9.        SECURITY DEPOSIT AND THIRD MONTH’S RENT

9.1        On or before the date of final signature by both parties hereto and receipt of the consent of the Master Landlord to this Sublease, Solazyme shall prepay the third month’s Base Rent (Month 3) and as security for the full and faithful performance of each provision of this Sublease to be performed by Solazyme, deposit with FibroGen a sum equal to one hundred and fifty percent (150%) of the fifth’s month’s Base Rent (Month 5) (the “Security Deposit”). The Security Deposit shall be in the form of an irrevocable standby letter of credit, in form reasonably satisfactory to Sublandlord. Solazyme shall furnish proof of such standby letter of credit at least ten (10) days prior to the Commencement Date.

9.2        If Solazyme defaults beyond applicable notice and cure periods with respect to any provision of this Sublease, including, but not limited to, the provisions relating to the payment of Base Rent, additional rent or other charges, FibroGen may use, apply or retain all or any part of said Security Deposit for the payment of Base Rent, additional rent or other charges in default; or for the payment of any other amount which FibroGen may spend or become obligated to spend by reason of Solazyme’s default. If any portion of the Security Deposit is so used or applied, Solazyme shall, within ten (10) days after written demand therefore, deposit cash with FibroGen in an amount sufficient to restore the standby letter of credit to the full amount hereinabove stated, and Solazyme’s failure to do so shall be a material breach of this Sublease. If Solazyme fully and faithfully performs every provision required by this Sublease, said deposit, or so much thereof as has not theretofore been applied or credited by FibroGen, and the original of any letter of credit provided to FibroGen hereunder, shall be returned to Solazyme (or, at FibroGen’s option, to the last assignee of Solazyme’s interest hereunder) at the expiration of the term hereof. Neither the making by Solazyme of such Security Deposit, nor the application thereof by FibroGen in the manner hereinabove provided, nor draws under any letter of credit held by FibroGen, shall constitute or be construed as a limitation upon the exercise by FibroGen of any other rights or remedies provided to FibroGen under the terms of this Sublease in the event of Solazyme’s default. In the event FibroGen sells or assigns FibroGen’s interest in the 201 or 225 Building, FibroGen shall assign said Security Deposit and any such letter of credit held by FibroGen to the purchaser of FibroGen’s interest in the demised premises without liability to Solazyme. FibroGen’s obligations with respect to the Security Deposit and any letter of credit are those of a debtor and not a trustee.

10.        WARRANTIES AND COVENANTS

10.1        As of the Commencement Date, FibroGen warrants that the Subleased Premises are non-toxic and asbestos free to the best of its knowledge. FibroGen shall indemnify, defend, protect and hold Solazyme, its agents, officers, directors and shareholders, harmless from and against all third party claims (including employee claims), actions, losses, costs, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees), due to the presence of any hazardous substances and wastes on, under, in or about the Premises due to the acts or omissions of FibroGen, its agents, employees, contractors, subcontractors, tenants and subtenants (no matter how remote), or any of the foregoing, except to the extent due to Solazyme’s acts or omissions.

10.2        FibroGen further warrants that all laboratory space in the Subleased Premises shall remain as equipped with affixed shelves, cabinets, hoods, and counter tops on the date of final signature of this Sublease by both parties to this Sublease. FibroGen shall deliver the Subleased Premises in good, clean condition, in compliance with all laws, with the systems serving the Subleased Premises in good working order and repair.

10.3        FibroGen covenants that with respect to Building 201 it shall undertake and complete the closure operations set forth in the FibroGen 201 Closure Report by WSR – Environmental & Safety Mgmt., LLC, dated December 17, 2008, under the headings “Proposed Closure Operations” and “Completed Closure Operations” and in accordance with applicable law prior to Solazyme’s occupancy of the Subleased Premises located in such Building

10.4        Subject to Paragraph 10.3 and except for the warranty provided in Paragraphs 10.1 and 10.2 above, the Subleased Premises and any cubicles, furniture, equipment, and fixtures located therein are provided on an “as-is” basis in the condition that the Sublease Premises and such cubicles, furniture, equipment, and fixtures are provided on the Commencement Date of this Sublease, Subleased Premises and any cubicles furniture, equipment and fixtures, located therein are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY EXPRESS OR IMPLIED.

11.        USE

11.1        Solazyme shall use the Subleased Premises for the purpose of laboratory, research and development (including but not limited to biotechnology research, development, and pilot scale production), and general office purposes, and manufacturing on the first floor of the 201 Building. Solazyme shall only sublease the Subleased Premises in a manner consistent with Solazyme’s current business plan (or other manner that does not unreasonably interfere with another subtenant’s manufacturing or research in the 201 and 225 Buildings) and consistent with the requirements and limitations set forth in the Master Leases and for no other purpose without the prior written consent of Master Lessor and FibroGen. In no case shall pets be allowed inside of the 201 or 225 Buildings.

11.2        FibroGen hereby consents to Solazyme’s use of radioactive materials on the Subleased Premises so long as Solazyme maintains the proper authorization to use radioactive materials from the State of California.

11.3        In addition to all duties required under this Sublease, it is expressly understood that Solazyme shall be responsible for complying with the provisions of the Master Leases (including Section 13.6 [Environmental Matters] therein) as incorporated herein by Paragraph 17.1 relating to hazardous materials. In no event shall Solazyme cause the classification of the 201 and 225 Buildings to be changed from their present classification (Level B). FibroGen hereby consents to Solazyme’s use of the hazardous substances listed on Attachment E.

11.4 FibroGen	hereby consents to Solazyme’s use of the gasses listed on Attachment E.

11.5        Any material breach of this Article 11, shall give FibroGen the right to terminate this Sublease upon fifteen (15) days written notice for any material breach remaining uncured for a period of ten (10) days from the date of FibroGen’s initial written notice of Solazyme’s breach.

12.        SERVICES

12.1        Included lab services are limited to the systems that are in place on the Commencement Date to supply reverse osmosis de-ionized water (DI) water, house vacuum, and compressed air.

It is expressly understood that no gases (other than compressed air) will be supplied to the Subleased Premises by FibroGen. It is Solazyme’s responsibility to install wall mounts and to secure laboratory gas cylinders to such mounts in the Subleased Premises in accordance with local safety codes. FibroGen represents that the DI water, house vacuum and compressed air are, and shall be, maintained by FibroGen in good working order.

13.        CONDITION OF SUBLEASED PREMISES; SURRENDER.

13.1        Notwithstanding any terms contained herein, it is Solazyme’s sole responsibility to place the Subleased Premises in the surrender condition described in Paragraph 13.3 below not later than the last day of the Term, including, but not limited to, covering all costs of decertification and decommissioning required by governmental authority due to any act performed, or materials used, by Solazyme. Failure by Solazyme to properly tender the Subleased Premises back to FibroGen by the last day of the Term in such condition (including all proper decertifications and decommissionings) will result in additional charges to Solazyme including rent for the hold-over period, penalties, and other charges or remedies administered by the Master Landlord against FibroGen or Solazyme.

13.2        Solazyme shall provide access to FibroGen beginning on December 1, 2014 in order to allow FibroGen to restore any alterations made to the Subleased Premises, the 201 Building, or the 225 Building by FibroGen, as required by the Master Landlord.

13.3        Upon the expiration or termination date of this Sublease pursuant to Paragraph 3.2, Solazyme shall surrender to FibroGen the Subleased Premises and all fixtures and equipment (excluding Pilot Plant equipment purchased by Solazyme and listed on the Bill of Sale) supplied by FibroGen in the same condition and repair as received (ordinary wear and tear, damage, maintenance that is not Solazyme’s responsibility hereunder, and casualty that Solazyme has no obligation to restore or repair excepted), broom-clean, and otherwise in the condition required by the Master Leases and shall repair any damage to the Subleased Premises occasioned by the removal of Solazyme’s fixtures and equipment. In no event, however, shall Solazyme be required to remove or restore any alterations made, or personal property or trade fixtures installed prior to the Commencement Date. Within fourteen (14) business days of the Commencement Date of this Sublease, Solazyme shall provide FibroGen with a list (“Damage List”) of any defects or damage present in the Subleased Premises, and on the equipment or fixtures as reasonably observable by Solazyme. FibroGen shall have fourteen (14) business days to object to any defects or damage present on the Damage List. After the lapse of the fourteen (14) business days from the date following the Commencement Date, Solazyme shall be precluded from claiming any apparent defect or damage (i.e., a defect or damage that is readily apparent during a walk-through) in the Subleased Premises if such defect or damage was not included on the Damage List. Solazyme shall not be precluded from identifying defects or damage that become apparent after such period.

13.4        Upon surrender of the Subleased Premises, Solazyme shall warrant that, to the best of its knowledge, there are no hazardous substances that were brought into the Subleased Premises by Solazyme or its agents, contractors and employees in excess of levels permitted by applicable law.

13.5        Thirty (30) days prior to the expiration date of the Sublease specified in Paragraph 3.2, Solazyme shall have the option to purchase all Cubicles, Furniture and Equipment (but not Fixtures) (“CF&E”) within the Premises and owned by FibroGen and not otherwise encumbered by a third party or Master Landlord for one dollar ($1.00). FibroGen shall have the right to remove all CF&E that Solazyme has not elected to purchase no earlier than five (5) business days prior to the expiration date of the Sublease. The Pilot Plant Equipment is owned by Solazyme pursuant to the Bill of Sale, subject to the security interest in such Pilot Plant Equipment held by FibroGen. Upon satisfaction of the terms of the Promissory Note (whether by payment, or by credit against such payments as allowed thereunder), FibroGen shall release and reconvey its security interest therein, and shall surrender to Solazyme the original Promissory Note marked “paid in full” no later than five (5) days after payment of the final payment under the Promissory Note.

14.        SUBORDINATION.

14.1        This Sublease is subject and subordinate to the Master Leases.

15.        INDEMNIFICATION.

15.1        Solazyme shall indemnify FibroGen and the Master Lessor as provided in Subparagraph 14.6(a) of the Master Leases. The provisions of that Subparagraph 14.6(a) are incorporated herein by reference subject to the following understandings:

    a)    The term “Tenant” as used in Subparagraph 14.6(a) of the Master Leases shall refer to Solazyme.

    b)    The term “Landlord” as used in Subparagraph 14.6(a) of the Master Leases shall refer to both FibroGen and the Master Lessor.

15.2        In case any action or proceeding is brought against FibroGen or Master Lessor by reason of any action, claim, demand, cost, damages, or expense under Subparagraph 14.6(a) of the Master Leases as incorporated herein but solely in connection with the Subleased Premises and except to the extent of the negligence or willful misconduct of FibroGen or Master Lessor, at the request of FibroGen, Solazyme shall, at Solazyme’s expense, resist or defend such action or proceeding by counsel reasonably approved by FibroGen. For the purposes of this Paragraph 15.2 “FibroGen” and “Master Lessor” shall include any and all officers, directors, employees, parent and subsidiary organizations, agents and affiliates of FibroGen or Master Lessor. This indemnity shall survive the expiration or termination of this Sublease.

15.3        In case any action or proceeding is brought against Solazyme by reason of any action, claim, demand, cost, damages, or expense under Subparagraph 14.6(b) of the Master Leases as incorporated herein subject to the understandings set forth in this Paragraph 15.3 and Paragraph 15.4 and except to the extent of the negligence or willful misconduct of Solazyme, FibroGen shall, at FibroGen’s expense, resist or defend such action or proceeding by counsel reasonably approved by Solazyme. For the purposes of this Paragraph 15.2 “Solazyme” shall include any and all officers, directors, employees, parent and subsidiary organization, agents and affiliates of Solazyme. This indemnity shall survive the expiration or termination of this

Sublease. The indemnity shall also cover third party losses, costs, claims, liabilities and damages due to FibroGen’s violation of this Sublease, except to the extent of the negligence or willful misconduct of Solazyme.

15.4        The provisions of Subparagraph 14.6 (b) incorporated herein by reference are also subject to the following understandings:

a) The term “Tenant” as used in Subparagraph 14.6(b) of the Master Leases shall mean Solazyme, including the parties set forth in Paragraph 15. 3.

b) The term “Landlord” as used in Subparagraph 14.6(b) of the Master Leases shall mean FibroGen.

It is expressly understood that the Master Lessor has no obligation to indemnify Solazyme hereunder or under the terms of the Master Leases.

15.5        Except to the extent due to the negligence, willful misconduct or violation of this Sublease by FibroGen, Solazyme shall defend, indemnify and hold FibroGen and Master Lessor harmless from and against any and all third party losses, liabilities, claims, causes of action, damages, costs and expenses (including attorneys’ fees and expert witnesses’ fees) arising from or related to the use of any furniture, equipment, and fixtures supplied by FibroGen.

16.        INSURANCE.

16.1        Solazyme shall procure and maintain in full force and effect at all times during the term of this Sublease, at Solazyme’s cost and expense, commercial general liability insurance to protect against any liability to the public, or to any invitee of Solazyme, FibroGen or Master Lessor, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Subleased Premises, 201 Building, 225 Building, or the common areas, with limits of liability of not less that (i) Two Million Dollars ($2,000,000) for injury to or death of one person, (ii) Five Million Dollars ($5,000,000) for personal injury or death, per occurrence, and (iii) One Million Dollars ($1,000,000) for property damage, or a combined single limit of liability of not less that Five Million Dollars ($5,000,000). Such insurance shall name each of FibroGen and Master Lessor as additional insured thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Solazyme under this Sublease.

16.2        Solazyme shall procure and maintain in full force and effect at all times during the term of this Sublease, at Solazyme’s cost and expense, fire and “all risk” extended coverage property damage insurance for all alterations, additions, improvements, furniture, fixtures, and equipment installed by Solazyme from time to time on or about the Subleased Premises, on a full replacement cost basis. Such insurance may have such commercially reasonable deductibles and other terms as Solazyme in its discretion determines to be appropriate

16.3        The insurance specified in Paragraphs 16.1 and 16.2 shall be primary and not contributing to any insurance available to Master Lessor or FibroGen, and Master Lessor’s or FibroGen’s insurance, if any, shall be excess insurance with respect thereto. Within thirty (30) days of the Commencement Date, Solazyme shall provide a certificate of insurance to FibroGen evidencing such insurance. In the event that Solazyme receives a notice of cancellation of such insurance by its insurance carrier, Solazyme shall notify FibroGen within two (2) business days of such notice of cancellation.

16.4        It is expressly understood that Solazyme shall maintain in full force and effect workers compensation insurance as specified under Paragraph 14.3 of the Master Leases.

16.5        Notwithstanding anything in this Sublease to the contrary, Solazyme and FibroGen hereby release each other and their respective agents, employees, successors, assignees and sublessees from all liability for damage to any property that is caused by or results from a risk which is actually insured against, which is required to be insured against under the Master Leases or this Sublease, or which would normally be covered by “all risk” property insurance, without regard to the negligence or willful misconduct of the person or entity so released.

17.        MASTER LEASES

17.1        Except for Sections 14.3, 14.6(a), and 14.6(b) of the Master Leases that are incorporated by reference hereinabove and the following Section of the Master Leases (which are not incorporated into this Sublease): 1.1, 2.1, 2.3, 2.4, 2.6, 3.1 (except the Paragraph below the chart in Section 3.1(a)), 4, 5, 6, 7, 8.2, 9.1, 9.2, 9.3, 10.1, 11.1, 11.5, 12.1(a) (other than the first sentence of 12.1(a)), 12.2, 12.3, 14.1(a), 14.1(b), 14.1(c), 15, 20, 21.1, 21.15, 21.16, 21.17 and Exhibits B, C, D, and E and to the extent not otherwise inconsistent with the agreements and understandings expressed in this Sublease or applicable only to the original parties to the Master Leases, the provisions of the Master Leases are hereby incorporated herein by reference subject to the following understandings:

a)    The term “Tenant” as used therein shall refer to Solazyme, except as follows:

i)	“Tenant” shall mean only FibroGen in Section 12.1(b) of the Master Leases.

b)    The term “Landlord” as used therein shall refer to FibroGen except as follows:

i)	“Landlord” shall mean only “Master Lessor” in Sections 19.1, 19.2, and 21.2 of the Master Leases;

ii)	“Landlord shall mean both “Master Lessor” and “FibroGen” in Sections 10.2, 13.6(b)(viii), 14.4, and 19.4 of the Master Leases.

c)    The term “Lease” as used therein shall refer to this Sublease, the terms “Premises”, “Phase II Site” or “Building 2” as used therein shall refer to the Subleased Premises, and the term “Commencement Date” shall mean the Commencement Date.

d)    Solazyme shall pay any real estate taxes, personal property taxes, and property insurance on its alterations, trade fixtures, and personal property that are not included in the Rent.

e)    FibroGen shall not be obligated to exercise any options provided in the Master Leases.

f)    All of Master Lessor’s rights under the Master Leases shall inure to the benefit of FibroGen as well as to Master Lessor.

g)    In the event that a casualty loss occurs as defined in Section 17.1 of the Master Leases and Solazyme has not been restored to possession of the affected part of the Subleased Premises within a period of ninety (90) days after such casualty loss, Solazyme shall have the right, on thirty (30) days prior written notice, to terminate this Sublease with respect to the affected part of the Subleased Premises, unless within said thirty (30) day period the damage has been repaired and Solazyme has been restored to possession of that affected part.

h)    Wherever there is a requirement to pay the costs and expenses of “Landlord,” Solazyme shall only be obligated to pay Master Lessor’s costs and expenses and not both FibroGen’s and Master Lessor’s costs and expenses. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Leases incorporated herein, as between FibroGen and Solazyme, the express provisions of this Sublease shall control.

i)    FibroGen may not exercise any of “Landlord’s” options to terminate the Sublease under Section 17 of the Master Leases, as incorporated herein, unless Master Lessor has exercised such rights under the Master Leases.

j)    Upon any holdover by Solazyme under this Sublease, Solazyme shall pay holdover rent as provided in Section 2.5 of the Master Leases, as incorporated herein, except references therein to “one hundred fifty percent (150%) of the rental” shall be to “one hundred fifty percent (150%) of the greater of the then-current fair market rent for the Subleased Premises and the Base Rent described in Section 7.1 of this Sublease”.

17.2        Each party hereto, respectively, shall perform and comply with the provisions of the Master Leases relating to Master Lessor’s and Tenant’s obligations, as incorporated herein. Solazyme hereby agrees to perform all of the obligations of Tenant under the Master Leases accruing or arising during the term of this Sublease as incorporated herein, in the manner and within the time required under the Master Leases provided, however, the obligation of Solazyme hereunder shall be interpreted to apply only to the extent to which the obligations of Tenant under the Master Leases are applicable or allocable to the Subleased Premises. Solazyme further covenants that Solazyme will neither commit nor permit to be committed by any of its invitees, agents, employees or contractors, any act or omission which would violate any term or condition of the Master Leases, or be the cause for termination of the Master Leases by Master Lessor. In any case where Master Lessor has the right to declare a default under the Master Leases as incorporated herein, said right shall inure to the benefit of FibroGen.

17.3        FibroGen, with respect to the obligations of Master Lessor under the Master Leases, shall use FibroGen’s diligent good faith efforts to cause Master Lessor to perform such obligations for the benefit of Solazyme. Such diligent good faith efforts shall include, without limitation: upon Solazyme’s written request, immediately notifying Master Lessor of its nonperformance under the Master Leases, and requesting that Master Lessor perform its obligations under the Master Leases.

17.4        FibroGen shall have all of the rights and remedies afforded Master Lessor under the Master Leases, as incorporated herein. In addition to exercising any other rights or remedies afforded to the Master Lessor under the Master Leases, FibroGen shall have the right (but not the obligation) following Solazyme’s default hereunder beyond applicable notice and cure periods to:

    a)    cure any such breach or default by Solazyme, with Solazyme to be obligated to reimburse FibroGen immediately upon demand for all costs (including costs of settlements, defense, court costs and attorneys’ fees) which FibroGen may incur in effecting the cure of such breach or default;

    b)    reenter and retake possession of the Subleased Premises and immediately terminate this Sublease and Solazyme’s interest in the Subleased Premises; and

    c)    have any and all rights and remedies now or hereafter afforded a landlord under applicable law, including but not limited to: (A) all of the remedies afforded under Section 1951.2 of the California Civil Code (or any successor statute or similar applicable statute), specifically including Subsection (a)(3) thereof with respect to recovering the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Sublease after the time of award exceeds the amount of such rental loss that Solazyme proves could be reasonably avoided, and in respect to this Paragraph 17.4, it is expressly agreed that an interest rate of ten percent (10%) per annum is to be used in computing the “worth at the time of award” with respect to the damages recoverable under Subsections (a)(1) and (a)(2) thereof, and (B) notwithstanding any abandonment of the Subleased Premises by Solazyme, the remedy afforded under Section 1951.4 of the California Civil Code (or any successor statute or similar applicable statute) of continuing the Sublease in effect and recovering from Solazyme, the Rent and other amounts payable hereunder as they become due under this Sublease.

17.5        Solazyme and FibroGen each represent and warrant that they have read and are familiar with the terms and conditions of the Master Leases. FibroGen further represents and warrants that (a) the Master Leases are in full force and effect, and there exists under the Master Leases no default or event of default by either Master Lessor or FibroGen, nor has there occurred any event which, with the giving of notice or passage of time or both, could constitute such a default or event of default and (b) the copy of the Master Leases attached hereto as Attachment A1 and A2 are a true, correct and complete copies of the Master Leases.

17.6        FibroGen shall fully perform all of its obligations under the Master Leases to the extent Solazyme has not agreed to perform such obligations under this Sublease. FibroGen shall not terminate or take any actions giving rise to a termination right under the Master Leases, amend or waive any provisions under the Master Leases or make any elections, exercise any right or remedy or give any consent or approval under the Master Leases without, in each instance, Solazyme’s prior written consent. Following a casualty, if this Sublease is not terminated, FibroGen shall restore any improvements it installed in the Subleased Premises to the extent such restoration is not the responsibility of Master Lessor under the Master Leases.

18.   ALTERATIONS AND REPAIRS

18.1   Prior to making any modification or repair to the Subleased Premises, Solazyme shall obtain approval from FibroGen as set forth in Attachment C, attached hereto and incorporated herein. Consent shall not be unreasonably withheld or delayed if the proposed alterations or repairs will not affect the building systems or interfere in any way with FibroGen’s use of the Building. If required under the terms and conditions of the Master Leases, the prior written consent of Master Lessor may also be required. Subject to Section 11.2 of the Master Leases, as incorporated herein, FibroGen may require Solazyme to restore the altered Subleased Premises to the configuration as it appeared on the Commencement Date at Solazyme’s sole expense by notifying Solazyme of such requirement at the time it consents to such alteration. Such obligation to restore shall include alterations implemented by Solazyme, or by FibroGen at Solazyme’s written request, prior to the commencement of the Term.

18.2   The cost for Master Landlord or Solazyme’s review of any proposed alteration shall be borne entirely by Solazyme regardless of whether such alterations are approved.

19.   ASSIGNMENT AND FURTHER SUBLETTING

19.1   Subject to Master Lessor and FibroGen’s express written consent, Solazyme shall have the right to assign all or any portion of its interest under this Sublease or sublet all or any portion of the Subleased Premises to any third party. Subject to Solazyme’s receipt of Master Lessor’s consent, if required, and compliance with the provisions of Paragraph 10.1 of this Sublease, no such consent of FibroGen shall be required for an assignment or sublease to a parent, subsidiary or affiliate of Solazyme; any party which results from any merger or consolidation of Solazyme; or any party which acquires all or substantially all the assets or stock of Solazyme, as provided in Section 15.1(ii) of the Master Leases, as incorporated herein. The transfer of Solazyme’s stock shall not be considered an assignment. Any rent received by Solazyme in excess of that being paid by Solazyme as consideration for a sublease between Solazyme and a third party shall be equally split between FibroGen and Solazyme after deducting the actual costs in connection therewith, including attorneys’ fees and brokerage fees.

20.   BROKERS

20.1   FibroGen represents and warrants that per the exclusive listing agreement, FibroGen will pay Cornish & Carey Commercial a commission fee pursuant to a separate agreement between FibroGen and Cornish & Carey Commercial. Solazyme shall have no obligations to pay any fees owing to Cornish and Carey with respect to this Sublease. FibroGen shall indemnify, defend, and hold Solazyme harmless from and against all claims, costs, and damages incurred as a result of the breach of the representations and warranties contained in this Paragraph. The provisions of this Paragraph shall survive the termination of the Sublease.

21.   SIGNS

21.1   Solazyme is granted the right to install signage comparable to FibroGen signage as approved in writing by FibroGen, consistent with the Master Lease, and in accord with all governmental ordinances and regulations. Additionally, FibroGen will request of the Master Lessor that Solazyme’s name be added to the property monument located in the parking lot adjacent to the 201 and 225 Buildings. It is understood that the size, color, and location of the monument signage is at the sole discretion of the Master Lessor. Any installation and removal of Solazyme’s signs shall be at Solazyme’s sole expense.

22.   NOTICE

22.1   Any notices or demands to be given pursuant to the Master Leases or this Sublease shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, with all postage and fees prepaid, to FibroGen or Solazyme, respectively, at the following addresses, or at such other address as such party shall designate by written notice to the other party. Such addresses are:

FibroGen:	FibroGen, Inc. 409 Illinois Street San Francisco, CA 94158 Attention: President
Solazyme –

After the Commencement Date:

Solazyme, Inc.

225 Gateway Blvd.

South San Francisco, CA 94080

Attention: Legal Department

With a copy to:

Ralph A. Kerstetter

KERSTETTER LAW GROUP

44 Montgomery Street, Suite 3850

San Francisco, CA 94104

Personal delivery may be accomplished by means of commercial “overnight” or “express” delivery services providing for written record or delivery, or otherwise. Such notices shall be deemed to have been received and to be effective for all purposes upon receipt or refusal to accept delivery at such address as indicated on the return receipt or other record of delivery, or (if earlier) on the third business day after being mailed in accordance with the requirements of this Paragraph.

23.   ENTIRE AGREEMENT

23.1   There are no oral agreements or understandings between the parties hereto affecting this Sublease. This Sublease cannot be changed or terminated orally but only by an agreement in writing signed by the party against whom enforcement or any waiver, change, modification or discharge is sought.

24.   MASTER LESSOR CONSENT

24.1   This Sublease and FibroGen’s and Solazyme’s obligations hereunder are conditioned upon the written consent of Master Lessor. If FibroGen fails to obtain Master Lessor’s consent within forty five (45) days after execution of this Sublease by FibroGen, then Solazyme may terminate this Sublease by giving FibroGen written notice thereof, unless before such notice is given, FibroGen provides such written consent to Solazyme. Upon any such termination, FibroGen shall return to Solazyme the Security Deposit , and any Base Rent paid by Solazyme.

25.   APPROVALS

25.1   Whenever this Sublease requires an approval, consent, designation, determination, selection or judgment by either FibroGen or Solazyme, unless another standard is expressly set forth, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

26.   AUTHORITY

26.1   FibroGen and Solazyme each represent and warrant to the other that the person executing this Sublease on behalf of such party is duly authorized to execute and deliver this Sublease on behalf of such party.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease effective as of the day and year first above written.

FIBROGEN, INC.

Rod Fuhrman
Name

/s/ Rod Fuhrman
Signature

Controller
Title

12/31/09
Date

SOLAZYME, INC.

Tyler Painter
Name

/s/ Tyler Painter
Signature

CFO
Title

12/31/09
Date

ATTACHMENT A1 (201 MASTER LEASE)

REDACTED copy of the 201 Master Lease

ATTACHMENT A2 (225 MASTER LEASE)

REDACTED copy of the 225 Master Lease

ATTACHMENT B (FLOOR PLAN)

Figure 1.   Floor Plan for the second floor – 201 Gateway Blvd

ATTACHMENT C - MODIFICATION POLICY

Solazyme shall obtain FibroGen’s written consent prior to making any repair or modification to the Subleased Premises. It is expressly understood that Solazyme shall not make any repair or modification to any operating system (including, but not limited to, HVAC, DI, electrical systems, plumbing systems, and house compressed air / vacuum) or cabling in the 201 Building or 225 Building without such prior written consent. To comply with Section 12 of the Master Lease between Britannia Ltd. and FibroGen, Inc., regarding building modifications, maintenance and repairs for 201 Gateway Blvd., the following classifications of and procedures to be followed for repairs, modifications, and maintenance and procedures are to be implemented between FibroGen and Solazyme:

I.   For any modification or repair that requires incorporation into the Master Design Plan:

a.	In addition to obtaining FibroGen’s written consent, Solazyme shall notify FibroGen of any proposed modification or repair to the Subleased Premises at least five business days prior to the commencement of such modification or repair.
b.	Completed repairs and modifications may (at FibroGen’s election), be visually inspected by FibroGen or FibroGen’s contractor. Costs of inspection by contractor will be borne by Solazyme.
c.	Upon completion of repairs or modification, Solazyme will provide FibroGen with final drawing and changes. FibroGen will provide the drawing and changes to its architect in order for the architect to update the drawings of record. The architect will provide FibroGen and Master Lessor with updated drawings at Solazyme’s cost. FibroGen will retain drawings of modifications for future reference should there be further changes requested by Solazyme or for inspection by Master Lessor.

II.   For repairs and modifications resulting in costs less than or equal to $30,000:

a.	In addition to obtaining FibroGen’s written consent, Solazyme shall notify FibroGen of any proposed repair or modification to the Subleased Premises at least five business days prior to the commencement of such repair or modification.
b.	Completed repairs and modifications may (at FibroGen’s election), be visually inspected by FibroGen or FibroGen’s contractor. Costs of inspection by contractor will be borne by Solazyme.

III.   For repairs and modifications resulting in costs greater than $30,000 and any repair or modification which compromise the integrity of the 201 or 225 Buildings, its systems, and/or are regulated by City, County, State, or Federal codes or ordinances, the following procedures are required:

a.	Thirty days prior to commencement of construction, Solazyme shall submit a written proposal to FibroGen for approval regarding repairs and/or modifications to occupied areas. Proposal (the “Proposal”) must include:
•	Area to be repaired/modified
•	Purpose for proposal

•	Estimated cost
•	Proposed contractors/vendors
•	Estimated time to complete

b.	FibroGen will respond in writing as to its approval, disapproval or comments to the Proposal for repair/modification from Solazyme within fourteen (14) days of receipt of the same. FibroGen shall cooperate with Solazyme to obtain timely approval of the Master Lessor. Work on the repairs/modifications will not commence until approval from FibroGen and/or Master Lessor has been received and all necessary permits are in place.

c.	Prior to commencement of work and upon approval of work proposal, FibroGen will authorize an agreed upon architect to provide drawings at Solazyme’s expense and copies to FibroGen of proposed work. In the event Solazyme proposes its own architect FibroGen’s consent to the use of such architect shall not be unreasonably withheld. At FibroGen’s request, Solazyme must provide proof of insurance by contractor/vendor, i.e. worker’s compensation and general liability.

d.	Solazyme will be responsible for securing and paying for all necessary permits for the proposed work and ensuring that all inspections required to close out the permitting process are completed.

e.	FibroGen and Solazyme will coordinate activities of contractors/vendors. Upon contractor/vendor completion of the proposed work, FibroGen will inspect the work to certify its completeness. Completed minor repairs may be visually inspected by FibroGen. However major and/or complex modifications may require the use of a FibroGen and/or Master Lessor selected contractor to certify the work. In the event Solazyme proposes its own contractor FibroGen’s consent to the use of such contractor shall not be unreasonably withheld. FibroGen shall cooperate with Solazyme to obtain the timely consent of the Master Lessor for the use of such contractor. The reasonable cost for certification of completeness will be borne by Solazyme. Examples of major modifications include, but are not limited to, any modification that compromises or potentially compromises the integrity of the building and/or its systems, i.e. penetration of firewalls, electrical, plumbing, and HVAC systems, and modifications that significantly impact building codes. If the work is found to be incomplete, Solazyme will be responsible for its completion. Upon completion of repairs or modification, Solazyme will provide FibroGen with final drawing and changes. FibroGen will provide the drawing and changes to its architect in order for the architect update the drawings of record. The architect will provide FibroGen and Master Lessor with updated drawings at Solazyme’s cost.

f.	FibroGen will retain drawings of modifications for future reference should there be further changes requested by Solazyme or for inspection by Master Lessor.

ATTACHMENT D – EQUIPMENT INVENTORY

Equipment to be remain in Pilot Plant upon Solazyme Occupancy

Equipment Description	Equipment ID	Serial #
Olympic Sterile Dryer	00030	5113
Beckman J2-HS Centrifuge	00063	CJA01C01
All Temperature / Humidity Recorders	Multiple	N/A
Large Filter Press (No Frames)	00033	V9467
Fume Hood	00188	N/A
Incubator	00337	A9700041
CEM Dry Weight Oven	00008	LJ5501
Sorvall Benchtop Centrifuge	00292	9303992
Flammable Cabinet	N/A	N/A
Microscope	00263	3D07168
Laminar Flow Hood	00410	61163555
Small Refrigerator	00388	52501019
Equipment Storage Cabinets	N/A	N/A
Super Q Water System	00041	F1EN01653L
NBS 400L Fermentor & Clean Steam Generator	00045	100525253
Mettler Toledo 16kg Balance	00222	2357130
Mettler Toledo 16kg Balance	00221	2357131
Mettler Toledo 150kg Balance (Being Repaired)	TBD	N/A
Mettler Toledo 150kg Balance	00216	2450173/2448216
Watson Marlow Pump	00323	4031403
Feed Can Assembly with Ancillary Valves	00042	122756-002
Feed Can Assembly with Ancillary Valves	00075	N/A
Feed Can Assembly with Ancillary Valves	00076	N/A
Feed Can Assembly with Ancillary Valves	00043	122756-010
Feed Can Assembly with Ancillary Valves	00044	122756-004
Shaker Incubator	00047	890265741
V2 - 1000L Stainless Tank with Level Meter/Valves	00039	18571-1
V4 - 1000L Stainless Tank with Level Meter/Valves	00040	20247-1
CIP Pump	00291	1336163
V6 - 360L Stainless Tank with Level Meter/Valves	00057	108197-002
V12 - 45L Stainless Tank with Level Meter/Valves	00059	109912-001
Hand Carts (2)	N/A	N/A
Cold Box and Racks	00052	custom
Chemtec Pump	00382	N/A
CIP Pump	00377	H24757
Super Q Water System	00038	F2MN60218D
Microtherm Water Heater	00132	PC03750
Watson Marlow 800 series Pump	00220	N/A
V13 - 360L Stainless Tank with Level Meter/Valves	00037	108197-001
Small Molecule Storage Cabinets (5)	N/A	N/A
Metone Particle Counter	00204	31200003

Metone Particle Counter Printer	00395	N/A
Mettler Toledo 150kg Balance	00100
Gowning Benches (3)	N/A
20 L fermenter
Plastic Carboys (Multiple)	N/A
Plastic Tanks (Multiple)	N/A
Laminar Flow Hood	00165	20305060
Large Stir Plate (2)	N/A	N/A
Sartorius 2.2kg Balance	00287	12427527
Formulation Area Stainless Steel Table	N/A	N/A
Envirco Laminar Flow Hood & Table	00167	N/A

ATTACHMENT E – APPROVED HAZARDOUS SUBSTANCES

ATTACHMENT F – FORM OF PROMISSORY NOTE AND BILL OF SALE